EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statements Nos. 333-224903, 333-217702, 333-203861, 333-128232, 333-149418 and 333-166543 on Form S-8 of our report dated March 5, 2019, relating to the financial statements and financial statement schedule of RTI Surgical, Inc. (which report expresses an unqualified opinion and includes an explanatory relating to the adoption of Financial Accounting Standards Board Accounting Standard Codification 606, Revenues from Contracts with Customers) and the effectiveness of RTI Surgical, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of RTI Surgical, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida

March 11, 2019